Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Contact:
Robert M. Thornton, Jr.
Chief Executive Officer
(770) 933-7000

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES FISCAL 2008

FIRST QUARTER RESULTS

ATLANTA, Georgia (November 14, 2007) – SunLink Health Systems, Inc. (AMEX: SSY) today announced earnings from continuing operations for its fiscal quarter ended September 30, 2007 of $443,000, or $0.06 per fully diluted share, compared to earnings from continuing operations of $468,000, or $0.06 per fully diluted share, for the quarter ended September 30, 2006.

SunLink reported net earnings of $393,000, or $0.05 per fully diluted share for the quarter ended September 30, 2007, compared to net earnings of $550,000, or $0.07 per fully diluted share for the comparable quarter a year ago.

Consolidated net revenues from continuing operations for the quarters ended September 30, 2007 and 2006 were $38,236,000 and $34,483,000, respectively, an increase of 10.9% in the current year. The increased net revenues resulted primarily from a 2.6% increase in equivalent patient days and a 10.9% increase in net revenues per equivalent admission.

The company’s operating profit from continuing operations for the quarter ended September 30, 2007 was $1,066,000, or 2.8% of net revenues, compared to an operating profit for the quarter ended September 30, 2006 of $1,062,000 or 3.1% of net revenues. Operating profit as a percentage of net revenues decreased in the current year due to increased provisions for bad debt, increased depreciation and amortization expense and higher expense for professional liability claims. Expenses for professional liability claims in the prior year’s quarter benefited from an approximately $967,000 reduction of expense based on the actuarially-determined liability for professional liability risks. Adjusted EBITDA at SunLink’s hospitals (a non GAAP measure of liquidity) in the first fiscal quarter increased to $3,445,000 from $3,114,000 versus the comparable quarter a year ago.

Robert M. Thornton, Jr., SunLink’s CEO said, “Overall, we believe the quarter reflects improved hospital results as a result of operating initiatives implemented by our management team over the last year. Our focus has been on operations, particularly internal growth by improving our existing facilities and successfully recruiting and retaining physicians. During the quarter, we expended approximately $3,000,000 to upgrade services and facilities and we recruited three new doctors. Attractive and updated facilities and additional physicians have assisted, we believe, in attracting patients and increasing our equivalent admissions.”

“In addition to our internal initiatives, acquisitions continue to be an important part of our growth strategy, and we believe the current market allows us to more aggressively pursue attractive, complementary facilities for our hospital portfolio.”

The company noted that it had recently received an unsolicited conditional expression of interest from Resurgence Health Group, LLC with respect to a potential acquisition of SunLink. The expression of interest was contained in a letter to SunLink and proposes to offer a cash price of $7.50 per share for substantially all the outstanding shares of SunLink, subject to due diligence and other conditions. The proposal will be considered by SunLink’s board of directors, which will respond to Resurgence in a reasonable time. In the meantime, there is no action for shareholders to take.

SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

The company will conduct a conference call on November 14, 2007 at 11:00 a.m. Eastern time to discuss its quarterly results. To participate in the conference call, please dial 1-866-793-1306. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-888-266-2081 and entering passcode 1163130 when prompted.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2007 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2008 FIRST QUARTER RESULTS

Amounts in 000's, except per share amounts

CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended September 30,

	2007	2006
Net Revenues	$38,236	$34,483
Cost of Patient Service Revenues:
Salaries, wages and benefits	17,825	17,711
Provision for bad debts	6,629	4,693
Supplies	3,780	3,749
Purchased services	2,551	2,164
Other operating expenses	4,431	3,353
Rents and leases	730	725
Depreciation and amortization	1,224	1,026

Operating Profit	1,066	1,062

Interest Expense	(410)	(317)
Interest Income	5	8

Earnings from Continuing Operations before Income Taxes	661	753
Income Tax Expense	(218)	(285)

Earnings from Continuing Operations	443	468
Earnings (Loss) from Discontinued Operations, net of income taxes	(50)	82

Net Earnings	$393	$550

Earnings Per Share from Continuing Operations:
Basic	$0.06	$0.06

Diluted	$0.06	$0.06

Earnings (Loss) Per Share from Discontinued Operations:
Basic	$(0.01)	$0.01

Diluted	$(0.01)	$0.01

Net Earnings Per Share:
Basic	$0.05	$0.08

Diluted	$0.05	$0.07

Weighted Average Common Shares Outstanding:
Basic	7,513	7,328

Diluted	7,789	7,830

SUMMARY BALANCE SHEETS

	September 30, 2007	June 30, 2007

ASSETS
Cash and Cash Equivalents	$838	$814
Other Current Assets	27,184	24,965
Property Plant and Equipment, net	48,605	47,323
Long-term Assets	4,539	4,741

	$81,166	$77,843

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$29,832	$26,655
Long-term Debt and Other Noncurrent Liabilities	14,835	15,164
Shareholders’ Equity	36,499	36,024

	$81,166	$77,843

Adjusted earnings before income taxes, interest, depreciation and amortization

Earnings before income taxes, interest, depreciation and amortization (“EBITDA”) represent the sum of income before income taxes, interest, depreciation and amortization. We understand that certain industry analysts and investors generally consider EBITDA to be one measure of the liquidity of a company, and it is presented to assist analysts and investors in analyzing the ability of a company to generate cash, service debt and meet capital requirements. We believe increased EBITDA is an indicator of improved ability to service existing debt and to satisfy capital requirements. EBITDA, however, is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as a measure of operating performance or to cash liquidity. Because EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States of America and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other corporations. Net cash provided by (used in) operations for the quarters ended September 30, 2007 and 2006, respectively, is shown below. Hospital Facilities Adjusted EBITDA is the EBITDA for those facilities without any allocation of corporate overhead.

	Three Months ended September 30,
	2007	2006
Hospital Facilities Adjusted EBITDA	$3,445	$3,114
Corporate overhead costs	(1,155)	(1,026)
Depreciation and amortization	1,224	1,026
Taxes and interest expense	(623)	(594)
Other non-cash expenses and net changes in operating assets and liabilities	(1,545)	(3,698)

Net cash provided by (used in) operations	$1,346	($1,178)